Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact

Sean Mahoney

Investor Relations

Curative Health Services/

   Critical Care Systems, Inc.

603-888-1500

smahoney@curativehealth.com

Curative Health Services, Inc. Reaches Agreement with Bondholders on Debt Restructuring

Nashua, New Hampshire – December 5, 2005 – Curative Health Services, Inc. (Nasdaq: CURE) today announced that it has reached an agreement with an ad hoc committee of bondholders (the “Ad Hoc Committee”) representing approximately 80% of its 10.75% senior notes due 2011 (the “Notes”) on a financial restructuring that would eliminate the Company’s $185 million debt obligation under the Notes and strengthen its balance sheet.  The Company filed a Form 8-K with the SEC today disclosing the restructuring agreement.  Attached to the 8-K is a Plan Support Agreement and Term Sheet which incorporate the terms of the proposed debt restructuring.

As part of the Plan Support Agreement, the Ad Hoc Committee has agreed not to take any action to enforce their rights and remedies under the Notes.  In addition, Curative has received from General Electric Capital Corporation (“GE Capital”) a forbearance agreement stating that GE Capital together with other lenders under the Company’s Credit Agreement dated April 23, 2004, as amended, will forbear from exercising any rights or remedies under the Credit Agreement.

The forbearance agreement with GE Capital and the Plan Support Agreement with the Ad Hoc Committee are intended, among other things, to give Curative sufficient time to solicit votes in favor of a pre-packaged plan of reorganization, under which the restructuring agreement is expected to be implemented.  Accordingly, Curative and its subsidiaries expect to file pre-packaged Chapter 11 petitions along with a proposed plan of reorganization that has received the requisite number of votes from creditors entitled to vote on the plan.

“Our challenges are financial, not operational,” said Paul F. McConnell, President and Chief Executive Officer of Curative.  “Both the Wound Care Management and Specialty Infusion businesses are healthy and generate strong, positive cash flow.  We simply have too much debt. Therefore, several weeks ago we engaged in discussions with the Ad Hoc Committee in an effort to address our balance sheet issues.  We believe this agreement is a major milestone for Curative that achieves our goal of substantially reducing our debt.  Once the restructuring is implemented, Curative will be well positioned to take full advantage of the fundamental strength of our business.  We will have a much improved balance sheet and a capital structure that is more appropriate for the business,” Mr. McConnell said.

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Mr. McConnell added, “After careful consideration and discussions with the Ad Hoc Committee, we decided that utilizing the Chapter 11 process would allow us to implement our debt restructuring quickly, with no interruption in our ability to meet the needs of our key constituencies, including our creditors, employees, suppliers and customers.  In other words, Chapter 11 will allow us to maintain normal business operations while we implement the debt restructuring.”

Under the terms of the restructuring agreement, the Ad Hoc Committee has agreed to exchange $185 million of existing senior debt for a cash payment of $27.75 million and all of the equity in the reorganized company, subject to dilution by a percentage of equity for a management incentive plan, warrants for current equity holders equal to 2.5% of the equity in the reorganized Company and certain other claims.  As a result, it is presently anticipated that the current equity will be cancelled upon Curative’s emergence from Chapter 11.

Mr. McConnell stressed that the Company’s business operations would continue as usual and that there would be no disruption in services to Curative’s customers, including the customers that rely on Curative’s specialty infusion and wound care management services.  “During the restructuring period and beyond, we intend to continue our long-standing commitment to providing high-quality care and clinical results for our pharmacy patients with serious or chronic medical conditions and comprehensive wound care management services for our hospital clients.”

In conjunction with the anticipated pre-packaged Chapter 11 filing, Curative expects to receive new financing, which combined with the Company’s cash from operations, should provide sufficient funding for Curative to meet its obligations during the Chapter 11 restructuring process.

Mr. McConnell also emphasized that Curative’s employees will of course continue to be paid and receive their benefits without interruption during the debt restructuring.  “We appreciate the ongoing loyalty and support of all our employees,” said Mr. McConnell.  “Their dedication and hard work are critical to our success and integral to the future of the Company.  I would also like to thank our patients and customers for their continued support during this process as we continue to provide them with the highest quality of clinical care and customer service.”

Mr. McConnell concluded, “Our Wound Care Management and Specialty Infusion businesses have produced very good results this past year and they continue to grow.  Once our balance sheet issues are behind us, Curative will be poised for even greater success and growth.  Our management team is committed to making this restructuring successful and leading Curative towards a bright future.”

About Curative Health Services

Curative Health Services, Inc. is a leading provider of Specialty Infusion and Wound Care Management services.

The Specialty Infusion business, through its national footprint of Critical Care Systems branch pharmacies, provides a cost-effective alternative to hospitalization, delivering pharmaceutical products and comprehensive infusion services to pediatric and adult patients in the comfort of their own home or alternate setting.  Each JCAHO accredited branch pharmacy has a local multidisciplinary team of experienced professionals who clinically manage all aspects of a patient’s infusion and support needs.

The Wound Care Management business is a leading provider of wound care services specializing in chronic wound care management.  The Wound Care Management business manages, on behalf of hospital clients, a nationwide network of more than 100 Wound Care Center® programs that offer a comprehensive range of services for treatment of chronic wounds, including outpatient, inpatient, post-acute and hyperbaric oxygen therapy.

For more information, visit www.curative.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Factors that might cause such differences include, but are not limited to, the risk that the pre-packaged plan of reorganization is not ultimately approved by the creditors or the bankruptcy court, does not adequately address the Company’s financial situation or is otherwise not consummated in a timely manner, risks associated with operations of our acquired businesses, as well as risks in our current businesses such as the potential for termination or non-renewal of a material number of contracts, an inability to obtain new contracts, changes in government regulations relating to the Company’s Specialty Infusion or Wound Care Management businesses, changes in the regulations governing third party reimbursements for the Company’s services, manufacturing shortages of products sold by Curative’s Specialty Infusion business, the impact of competitive products and pricing, the ability to maintain pricing arrangements with suppliers that preserve margins, the seasonality and variability of operating results, the Company’s ability to implement its strategies and achieve its objectives and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ending December 31, 2004, and Quarterly Report on Form 10-Q for quarter ending September 30, 2005 for further discussion of these and other risk factors that could affect future results.

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